UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 25, 2022

McEWEN MINING INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001-33190 (Commission File Number)	84-0796160 (I.R.S. Employer Identification No.)

150 King Street West, Suite 2800

Toronto, Ontario, Canada  M5H 1J9

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number including area code:  (866) 441-0690

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MUX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 2, 2022, McEwen Mining Inc. (the “Company”) entered into an Agency Agreement (the “Agency Agreement”) with Cantor Fitzgerald Canada Corporation, as lead manager (“Lead Manager”), relating to a private placement (the “Offering”) of 14,500,000 shares of the Company’s common stock (the “Common Stock”).  The shares of Common Stock sold in the Offering are considered “flow-through” common shares for purposes of the Income Tax Act (Canada) in that they provide potential tax benefits to the purchasers if the Company uses the proceeds of the Offering for qualified exploration expenses. The Company received gross proceeds of approximately $15 million from the Offering, before deducting discounts and commissions and other estimated offering expenses payable by the Company. The Company paid the Lead Manager a commission of four percent of the aggregate offering proceeds.

The Agency Agreement contains customary representations, warranties and agreements by the Company and the Agents, including indemnification of the Agent by the Company for liabilities arising under the Securities Act of 1933, as amended (the “Act”). The Agency Agreement has been filed with this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Agency Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Agency Agreement, and may be subject to limitations agreed upon by the Company and the Agents.

The preceding summary of the Agency Agreement is qualified in its entirety by reference to the full text of the Agency Agreement, a copy of which is attached as Exhibit 1.1.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure contained in Item 1.01 above is hereby incorporated into this Item 3.02 by reference. The Common Stock sold in the Offering was not registered under the Act in reliance on the exemption provided by Rule 903 of Regulation S promulgated under the Act.  The sale of the Common Stock was made in an offshore transaction, was not offered or sold to a “U.S. Person” within the meaning of Regulation S and offering restrictions were implemented.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 25, 2022, the board of directors of the Company appointed Merri Sanchez to the board. Ms. Sanchez will hold that position until the next annual meeting of shareholders and until her successor is elected and qualified or until her death, resignation or removal. The board will consider an appointment for Ms. Sanchez to one or more committees in the future.

In accordance with the Company’s current Non-Employee Director Compensation Policy (“Policy”), Ms. Sanchez will receive cash compensation of $40,000 per year for her services on the board. Ms. Sanchez will also be eligible to receive an initial and annual grants of equity awards pursuant to, and in accordance with, the Policy and the Company’s Amended and Restated Equity Incentive Plan.

In connection with her appointment to the board, Ms. Sanchez entered into a standard indemnification agreement with the Company, in the form previously approved by the board.

There is no arrangement or understanding between Ms. Sanchez and any other persons pursuant to which she was elected as a director. In addition, Ms. Sanchez is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Ms. Sanchez and any of the Company’s directors or executive officers.

Item 7.01	Regulation FD Disclosure.

On March 2, 2022, the Company issued a press release announcing the closing of the Offering, a copy of which is attached hereto as Exhibit 99.1.

The information furnished under this Item 7.01, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed or furnished with this report:

1.1	Agency Agreement dated March 2, 2022 between McEwen Mining Inc. and Cantor Fitzgerald Canada Corporation as Lead Manager and Sole Agent

99.1	Press Release dated March 2, 2022

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document (contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

McEWEN MINING INC.

Date: March 3, 2022	By:	/s/ Carmen Diges
Carmen Diges, General Counsel

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